UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): October 5, 2007
DOLLAR FINANCIAL CORP.
(Exact name of registrant as specified in charter)
Not Applicable
(Former name or former address, if changed since last report)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	000-50866 (Commission file number)	23-2636866 (I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 310, Berwyn, Pennsylvania (Address of principal executive offices)	19312 (Zip Code)
610-296-3400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Following the completion of our fiscal year ended June 30, 2007, Dollar Financial Corp. (the “Company”) entered into discussions with Jeffrey Weiss, our Chairman and Chief Executive Officer, regarding the renewal of his employment agreement, the term of which was to expire in December 2007. In contemplation of these discussions, the compensation committee of the board of directors of the Company engaged a nationally recognized independent executive compensation consultant to provide the compensation committee with relevant market data based on the Company’s selected peer group, guidance to determine which compensation alternatives were available to the Company and assistance with the negotiation of Mr. Weiss’ new employment agreement. On October 4, 2007, the compensation committee approved, and the board on October 5, 2007 ratified, the Company’s entry into an employment agreement with Mr. Weiss (the “Weiss Agreement”), pursuant to which Mr. Weiss will continue to serve as the Chief Executive Officer of the Company.
Under the terms of the Weiss Agreement, Mr. Weiss will receive an annual base salary of $850,000 and an annual target bonus opportunity based on the achievement of overall corporate performance objectives, as determined by the compensation committee, equal to 100% of his base salary (with the ability to receive a maximum bonus of 150% of his base salary). In November of each year, Mr. Weiss will also be entitled to receive an annual equity award in the form of either options to purchase shares of the Company’s common stock or restricted shares of common stock, as determined by the compensation committee in its discretion, in an amount equal to 100% of the annual bonus earned for the immediately preceding fiscal year. The number of options or restricted shares subject to this annual equity award will be determined by dividing the target dollar value to be granted by the fair value of the award, as determined in accordance with generally accepted accounting principles. The annual equity award will vest in equal annual installments over three years, subject to acceleration in the event Mr. Weiss’ employment is terminated without cause, for good reason or as a result of his death, disability or Retirement (all as defined in the Weiss Agreement).
In addition, in recognition of Mr. Weiss’ service on the Company’s board of directors, including his service as Chairman, and in recognition of Mr. Weiss’ prior and future service to the Company, Mr. Weiss will be entitled pursuant to the terms of the Weiss Agreement to receive a supplemental retirement benefit of $300,000 per year, less applicable tax withholding, during his lifetime (the “Capstone Award”). Upon Mr. Weiss’ death, his spouse will be entitled to receive $150,000 per year, less applicable tax withholding, for her lifetime. This award will become payable to Mr. Weiss (and/or his spouse) in the event his employment with the Company (i) terminates due to his retirement (as further defined in the Weiss Agreement), or (ii) is terminated without cause, for good reason or as a result of his death or disability. If a change in control occurs and the Capstone Award has already commenced, any unpaid Capstone Award will be paid in the form of an actuarially equivalent lump sum within 60 days of such change in control. If upon a change in control the Capstone Award has not yet commenced, the Capstone Award will be paid in the form of an actuarially equivalent lump sum within 60 days of the date such benefit would have otherwise become payable. If prior to the occurrence of a change in control, Mr. Weiss terminates his employment with the Company without good reason (provided that such termination is not by reason of his retirement) or if the Company terminates his employment for cause, neither Mr. Weiss nor his spouse will be entitled to receive any Capstone Award.
The Weiss Agreement also provides for certain other payments upon a termination of employment and a change in control, as discussed in more detail in the Weiss Agreement.

The above summary of the material terms of the Weiss Agreement is qualified in its entirety by reference to the complete text of the Weiss Agreement filed herewith as Exhibit 10.1 and which is incorporated in this Item 5.02 by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description of Exhibit

Exhibit 10.1	Employment Agreement by and among Jeffrey Weiss, the Company and Dollar Financial Group, Inc., dated October 5, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR FINANCIAL CORP.

Date: October 9, 2007	By:/s/ Randy Underwood

Randy Underwood
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Employment Agreement by and among Jeffrey Weiss, the Company and Dollar Financial Group, Inc., dated October 5, 2007.